Exhibit 10.1
SETTLEMENT AGREEMENT BETWEEN
CONSUMERS ENERGY COMPANY AND UNITED STATES
TO RESOLVE CLAIMS ARISING FROM
CONTRACT DE-CR01-83NE44374
I. General Terms and Provisions
     For the purpose of disposing of certain claims by Consumers Energy Company (“Consumers Energy”) as set forth below without any judicial proceedings and without there being any trial or adjudication of any issue of law or fact and without constituting an admission of liability on the part of the United States (also referred to alternatively herein as “DOE” and the “Government”), and for no other purpose, Consumers Energy and the United States (the “Parties”) enter into this Settlement Agreement and stipulate and agree as follows:
     A. Consumers Energy, formerly doing business as Consumers Power Company, is an energy utility company based in Michigan. Consumers Energy is a wholly-owned subsidiary of CMS Energy Corporation, a publicly-traded energy company based in Michigan.
     B. Consumers Energy was the purchaser under a standard contract with the United States Department of Energy (DOE), No. DE-CR01-83NE44374 (Contract), for the acceptance of spent nuclear fuel and high-level radioactive waste (SNF/HLW) under the Nuclear Waste Policy Act, the material terms of which are reproduced at 10 C.F.R. § 961.11. The Contract covers the acceptance of SNF/HLW from the nuclear plants formerly owned by Consumers Energy and specified in Appendix A of the Contract.
     C. Consumers Energy was, until April 11, 2007, the owner of the Big Rock plant in Charlevoix, Michigan. Big Rock ceased operations in 1997 and all of Big Rock’s

SNF was transferred to dry cask storage at an Independent Spent Fuel Storage Installation (ISFSI) at the Big Rock site (Big Rock ISFSI). Until April 11, 2007, Consumers Energy also owned the Palisades Nuclear Plant (Palisades) located near Covert, Michigan. As of April 11, 2007, the Palisades plant was still operating. The SNF at the Palisades plant was stored in a spent fuel pool and at two ISFSIs located on-site at the plant. On April 11, 2007, Consumers Energy sold the Palisades plant and the Big Rock ISFSI and approximately 107 acres of real property upon which the Big Rock plant was located, to Entergy Nuclear Palisades, LLC, a subsidiary of Entergy Corporation (Entergy), pursuant to an Asset Sale Agreement dated July 11, 2006 (Asset Sale Agreement). Pursuant to the Asset Sale Agreement (Asset Sale Agreement, Sections 6.14 and 6.25), Consumers Energy paid Entergy $30,000,000 to take ownership and all responsibility for the Big Rock ISFSI, including all SNF/HLW stored at the Big Rock ISFSI (Big Rock Amount). Entergy also assumed ownership and responsibility for all SNF/HLW stored at the Palisades plant.
     D. The Contract required DOE to commence acceptance of SNF/HLW from Contract holders not later than January 31, 1998, but DOE did not so commence acceptance of SNF/HLW by that date. On December 16, 2002, Consumers Energy filed a complaint against the United States in the Court of Federal Claims, docketed as case No. 02-1894 (the “Litigation”). Consumers Energy’s claim includes all costs for storing SNF/HLW incurred through the asset sale on April 11, 2007, as the result of DOE’s delay in performance of the Contract at the Big Rock and Palisades plants and the $30 million Big Rock Amount paid to Entergy. Consumers Energy represents and agrees that it has not incurred and will not be claiming costs associated with any other nuclear reactor not identified in Appendix A of Contract No. DE-CR01-83NE44374.

     E. Consumers Energy warrants and represents that Consumers Energy was the holder of the Contract up to and including the asset sale on April 11, 2007, and that no other actions or suits by Consumers Energy are pending with respect to any other claims for DOE’s delay in performance against the Government related to the Contract; nor will such actions or suits be filed by Consumers Energy with respect to any claims in any other court, administrative agency, or legislative body, except as contemplated by this Settlement Agreement. Consumers Energy also warrants and represents that it has the right to bring and prosecute all claims against the Government arising under the Contract for claims through the asset sale on April 11, 2007 attributable to DOE’s delay in performance of the Contract.
     F. By letter dated December 4, 2006, Consumers Energy notified the Contracting Officer, Department of Energy (DOE), for the Contract that Consumers Energy intended to assign its Contract to Entergy at the close of the sale of the plants. By letter dated February 6, 2007, the DOE Contracting Officer notified Consumers Energy that DOE objected to the proposed assignment because Consumers Energy intended to retain the obligation to pay the one-time fee. Consumers Energy warrants that it has assigned all of its rights and obligations pursuant to the Contract except for the obligation to pay the one-time fee, provided for in Section III of this Agreement, and its claims described in the Asset Sale Agreement (which are the subject of this Settlement Agreement). As part of and to effectuate this settlement, the Government exercises its sole discretion to accept the assignment of the Standard Contract from Consumers Energy to Entergy because Consumers Energy will pay its one-time fee with this settlement. The assignment shall be deemed effective as of April 11, 2007.

     G. The Parties entered into negotiations designed to resolve amicably Consumers Energy’s claim, and Consumers Energy provided extensive documentation of its claims for review by the United States. Following that review and negotiations, Consumers Energy has offered to settle all its claims for the agreed-upon amount of $120,000,000 (Settlement Amount), with the Parties each to bear its own legal costs, expenses, and attorney fees incurred in connection with this claim/settlement.
     H. Consumers Energy’s offer has been accepted by the authorized representative of the Attorney General.
     I. This Settlement Agreement shall be deemed a compromise settlement, made by the Attorney General, or persons authorized by him, of claims referred to the Attorney General for defense of imminent litigation or suits against the United States, or against its agencies or officials upon obligations or liabilities of the United States, for purposes of 28 U.S.C. § 2414. The Parties intend that the total Settlement Amount, and the Parties’ obligations concerning the one-time fee and indemnification provisions set forth in Sections III and IV below, shall constitute a “compromise settlement” under 31 U.S.C. § 1304.
     J. Upon execution of this Agreement and receipt of notice and verification of payment of the Settlement Amount referenced in Section III.B and the payment of the one-time fee balance by Consumers Energy referenced in Section III.C below, Plaintiff agrees to join with the United States in stipulating to dismiss the Litigation with prejudice.
II. Releases
     Upon satisfaction of the terms set forth in this Settlement Agreement, including but not limited to payment of the Settlement Amount of $120,000,000, Consumers Energy

releases, waives, and abandons any and all of Consumers Energy’s claims against the United States, its political subdivisions, its officers, agents, and employees that arise out of DOE’s delay in performance of its acceptance obligations under the Contract, regardless of whether such claims were included in Consumers Energy’s submission to the Government and including, but not limited to, any claim for legal costs, expenses, attorney fees, compensatory damages, and exemplary damages. Consumers Energy releases, waives and abandons any and all claims related to or arising out of DOE’s delay in performance of its acceptance obligations under the Contract, whether in the Court of Federal Claims or any other court. Consumers Energy further releases any and all claims related to impaired or diminished value of the property upon which the Big Rock plant was located.
III. One Time Fee Payment Provision
     A. Pursuant to Article VIII of the Contract, Consumers Energy was charged a one-time fee for fuel used to generate electricity in its civilian nuclear power reactors (Big Rock and Palisades) prior to April 7, 1983. As permitted by the payment provision set forth in Article VIII.B.2(b) of the Contract, Consumers Energy elected to defer payment of its one-time fee. The Parties agree that, as of the date of this Settlement Agreement, the total one-time fee obligation for Consumers Energy under Contract No. DE-CR01-83NE44374, inclusive of principal and interest calculated pursuant to Article VIII of the Contract, is $163,102,172.50.
     B. Pursuant to this Settlement Agreement, the Settlement Amount of $120,000,000 shall be paid by the Judgment Fund, administered by the Financial Management Service, Department of the Treasury, to the Nuclear Waste Fund, 42 U.S.C. § 10222(c), to satisfy a portion of Consumers Energy’s one-time fee obligation as set forth in

Section III.A above. Consumers Energy and the United States consent to this setoff, pursuant to 31 U.S.C. § 3728 and 31 C.F.R. § 256.22. The Parties agree that Consumers Energy shall pay to the Nuclear Waste Fund the remaining balance of its one-time fee obligation ($163,102,172.50 net of the payment of $120,000,000) for a total remaining principal payment of $43,102,172.50, subject to the payment terms set forth in Section III.C below.
     C. Consumers Energy shall pay the one-time fee balance of $43,102,172.50 to the Nuclear Waste Fund in full within 45 days after the effective date of this Settlement Agreement. The effective date of this Settlement Agreement shall be the day after the date on which this Settlement Agreement is executed on behalf of the United States and delivered to Consumers Energy c/o Jeffrey S. Theuer, Loomis, Ewert, Parsley, Davis & Gotting, P.C. 124 W. Allegan, Suite 700, Lansing, MI 48933.
     D. Consumers Energy’s one-time fee payment shall be made by Automated Clearing House [ACH] or by wire transfer, in accordance with instructions specified by DOE and provided to Consumers Energy, consistent with Appendix G of the Contract.
     E. Consumers Energy shall complete a Standard Remittance Advice, as set forth in Appendix G of the Contract, for the payment, and mail it postmarked no later than the payment date to “Department of Energy, Office of Controller, Cash Management Division, Bo. 500, Room D-208, Germantown, Maryland 20874.”
     F. Upon payment in full of the one-time fee balance referenced in subparagraph C above, Consumers Energy shall have no further financial obligation to DOE for the disposal of SNF/HLW, with the exception of any obligations related to or arising from the indemnification provision of this Settlement Agreement.

IV. Indemnification Provision
     A. This Settlement Agreement reflects the recovery by Consumers Energy of the Big Rock Amount referenced in Sections 6.14 and 6.25 of the Asset Sale Agreement identified herein. Accordingly, Consumers Energy shall indemnify and hold harmless the Government from and against any and all claims, demands, liabilities, losses, and damages asserted by Entergy Nuclear Palisades, LLC, its successors and assigns (“Entergy”), against the Government arising after the closing date of April 11, 2007 (“Future Claim”) of the Asset Sale Agreement between Consumers Energy and Entergy Nuclear Palisades, LLC, dated July 11, 2006, and only to the extent that such Future Claim meets the following criteria: (i) the Future Claim is one for recoverable damages arising after April 11, 2007 and resulting from DOE’s delay in commencing acceptance of SNF /HLW from Big Rock (currently located at the Big Rock ISFSI) for disposal pursuant to the Contract, and (ii) only to the extent that the Future Claim includes a claim for recovery by Entergy of all or any portion of the first $30 million of recoverable damages arising after April 11, 2007 with respect to the Big Rock ISFSI (the “Big Rock Amount”), as referenced in Sections 6.14 and 6.25 of the Asset Sale Agreement.
     B. Consumers Energy’s liability under this section of the Settlement Agreement shall be limited to all or any portion of the Big Rock Amount, awarded to Entergy at the time a final, binding judgment that meets the requirements of subparagraph A above has been entered and all possible appeals and requests for leave to appeal that judgment have been exhausted and/or denied.
     C. If the Government receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding which constitutes the Future Claim as defined in this section, the Government shall provide Consumers Energy written notice thereof (“Initial Notice”) as soon as the nature of the claims is known, but no later than 90 days before the close of discovery in such an action. Such Initial Notice shall describe the nature of the Future Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the asserted indemnifiable loss that has been or may be sustained by the Government. Failure to provide the Initial Notice as provided in this subsection shall terminate Consumers Energy’s indemnity obligation hereunder.
     D. The Government shall not oppose any reasonable attempt by Consumers Energy to participate, including without limitation by intervention, in the adjudication or other resolution of any claim for which the Government may seek indemnification. Consumers Energy shall cooperate in good faith in the defense of any claim for which the Government may seek indemnification, including without limitation providing the Government reasonable access to all non-privileged documents and witnesses within Consumers Energy’s control, including assisting with and making available witnesses for deposition and trial, as necessary.
     E. The Government may compromise or settle any such Future Claim only with the prior written consent of Consumers Energy, which consent shall not be unreasonably withheld. A firm offer of settlement of a Future Claim which is received by Consumers Energy or the Government shall be promptly communicated to the other Party, and in no event less than five (5) business days prior to the time required for a response to the offer.
     F. If Consumers Energy fails to meet its obligations as required by the Indemnification Provision of this Agreement, the Government may commence suit upon a breach of this Agreement within six years of such failure directly in the United States District Court for the District of Columbia.
V. Other Provisions
     A. This Settlement Agreement is for the purpose of settling all of Consumers Energy’s claims against the Government as provided herein, and for no other reason. Accordingly, this Settlement Agreement shall not bind the Parties in any other proceeding, whether judicial or administrative in nature, in which the Parties have an interest except as is necessary to effect the terms of this Agreement. The Parties acknowledge that this Settlement Agreement may be relevant to proceedings filed or to be filed in the Michigan Public Service Commission, or Michigan Courts, concerning the regulatory effect of this settlement. The Parties agree that Consumers Energy may seek to introduce this Settlement Agreement into evidence in such proceedings in its discretion.
     B. Counsel for the Parties represent that they have been, and are, authorized to enter into this Settlement Agreement.
     C. Any provision herein which is held, after the date of the execution of this Settlement Agreement, to be illegal, invalid, or unenforceable by a court or agency of competent jurisdiction under present or future laws which apply to this Settlement Agreement, shall be fully severable. In place of any severed provision, the Parties agree to substitute a legal, valid, and enforceable provision which is as similar as possible to the severed provision.
     D. This document constitutes a complete integration of the Settlement Agreement between the Parties and supersedes any and all prior oral or written representations, understandings, or agreements among or between them.

     E. This Settlement Agreement is intended to benefit only the Parties, their successors, and assigns. It is not intended to benefit directly, or indirectly, any other individual, group of individuals, organization, or entity.
     G. This Agreement is in no way related to or concerned with income or other taxes for which Consumers Energy is now liable or may become liable in the future as a result of this Agreement.
AGREED TO:
FOR CONSUMERS ENERGY COMPANY:

/s/ James E. Brunner

JAMES E. BRUNNER	DATE: July 11, 2011
Senior Vice President
One Energy Plaza
Jackson, MI 49201
Tel: (517) 788-2153
Fax: (517) 788-2543

Attorney for Consumers Energy Company:

Jeffrey S. Theuer (P44161)
Loomis, Ewert, Parsley, Davis & Gotting, P.C.
124 West Allegan, Suite 700
Lansing, MI 48933
Tel: (517) 482-2400
Fax: (517) 853-8671

FOR THE UNITED STATES:

/s/ Jeanne E. Davidson / by /s/ Bryant G. Snee

JEANNE E. DAVIDSON	DATE:
Director
Commercial Litigation Branch
Civil Division
Department of Justice
P.O. Box 480
Ben Franklin Station
Washington D.C. 20044
Tel: (202) 514-7300
Fax: (202) 307-2503
AUTHORIZED REPRESENTATIVE
OF THE ATTORNEY GENERAL
GUARANTY
     For value received, Guarantor CMS Energy Corporation, of One Energy Plaza, Jackson, Michigan 49201 (hereinafter “Guarantor”) unconditionally and absolutely guarantees to the United States, its successors or assigns under the foregoing Settlement Agreement, the due and punctual payment of any indebtedness of Consumers Energy arising from the Indemnification Provisions contained in Section IV of this Settlement Agreement, payment to be made at such time or times as the indebtedness becomes due according to the terms of this Settlement Agreement.
CMS ENERGY CORPORATION

By:	/s/ John Russell	Dated: July 11, 2011

JOHN G. RUSSELL
CMS Energy Corporation
One Energy Plaza
Jackson, MI 49201

Its:	President & CEO

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